Exhibit 99.1
[Letter to employees, dated March 23, 2020]

Hi everyone,
I’m writing today to firstly say thank you to everyone in our entire Booking Holdings family.  I know how hard each of you, across all of our companies, have been working. I also want to extend a special thank you to the customer service teams who have had to deal with enormous volumes, as well as the IT teams who were able to get us up and running as a virtual company so quickly.  Years from now we will look back and be so proud of a lot of what we accomplished during this time.
I am also writing to give an update on new actions we are taking in response to COVID-19. As I discussed in my Town Hall video a few weeks ago, this is not the first major disruption to travel we have endured as a business, but the impact of COVID-19 is more than all the previous disruptions I mentioned combined.  We know that eventually COVID-19 will no longer dominate our lives and prevent people from traveling, but no one knows for sure when this will happen. This unpredictability requires us to act prudently and put control measures in place to position the company for the long haul. These actions will ensure that we can continue to support our employees, customers and partners through this crisis, and be better positioned for the recovery that we know will come.
Some of the recent measures include:

•	Cutting non-essential business travel across our business

•	Cancelling internal company events and offsites

•	Dramatically reducing marketing spend worldwide

•	Implementing a general hiring freeze company-wide until further notice
In addition to the above measures, the brand CEOs (Steve Hafner, John Brown and Brett Keller) and I have made the decision to forego our salaries during this time of the crisis, effective immediately.  Our Board of Directors has also voluntarily declined to accept any cash retainer payments during the same time period.
Every single dollar, euro, bhat, etc., counts in this effort to ensure we can continue to be the leader in online travel on the other side of this crisis.  Every employee has a responsibility to contribute to our cost-saving efforts and be as efficient as possible.
As a business, we have survived a lot. This is going to be tough and in many parts of the world I know it is going to get worse before it gets better, but it will get better. Our business, our industry and our world will get through this. In times of global crises, fear seems like it might prevail - but it never does. Unity does. I have been greatly moved since the beginning of the crisis: seeing medical people from all over China going to Wuhan to help people in that stricken city, watching videos coming out of Italy of people joining in a choir from their balconies to fill the empty streets with beautiful melodies, or learning that Disneyland was donating all of their unused food to a food bank in California. It is moments like these that demonstrate how beautiful this world truly is - and when the time is right - people will want to experience it again for themselves. When that time comes, we will be there to make it easier for everyone to experience the world.
Please continue to take every measure you can to stay safe and healthy. You have all had many communications from your own brand leaders on the safety measures we are taking for our 26,000+ employees all over the world, and our Crisis Management Teams will continue their work around the clock to ensure we are doing everything we can to keep our employees safe.
Thank you for all that you are doing every single day to help us on this journey.
 - Glenn